Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

MAGELLAN PETROLEUM CORPORATION

Magellan Petroleum Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation held on September 13, 2010, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), declaring said amendment to be advisable and providing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the 2010 annual meeting of the stockholders of the Corporation to be held on December 8, 2010. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by amending the Article thereof numbered “FOURTH” so that, as amended, said Article shall read in its entirety as follows:

“FOURTH: (a) The Corporation is authorized to issue two classes of shares to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”), each with a par value of one cent ($0.01) per share. The total number of shares of Common Stock that the Corporation is authorized to issue is three hundred million (300,000,000). The total number of shares of Preferred Stock that the Corporation is authorized to issue is fifty million (50,000,000).

(b) Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

(c) Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware. Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and cancelled, and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the Company shall have the right to reissue such shares.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the 2010 annual meeting of the stockholders of the Corporation held on December 8, 2010, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute and by the Restated Certificate were voted and voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed this 10th day of December, 2010.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	President and Chief Executive Officer